Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Santander Consumer USA Holdings Inc. and Subsidiaries dated July 3, 2013 (January 16, 2014 as it relates to the effects of the reorganization described in Note 1), appearing in the final Prospectus dated January 22, 2014 filed pursuant to Rule 424(b) in connection with the Company’s Registration Statement on Form S-1 (File No. 333-189807), of Santander Consumer USA Holdings Inc. and Subsidiaries.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
January 24, 2014